UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
                      Pursuant to Sections 13 and 15(d) of
                       the Securities Exchange Act of 1934



                                October 23, 2002
                Date of Report (Date of earliest event reported)

                           NEWMONT MINING CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                                                  84-1611629
      Delaware                         001-31240                (IRS Employer
(State of Incorporation)        (Commission File Number)     Identification No.)


                               1700 Lincoln Street
                             Denver, Colorado 80203
                     (Address of Principal Executive Office)

                                 (303) 863-7414
              (Registrant's Telephone Number, Including Area Code)

                                (Not Applicable)
                         (Former Name or Former Address,
                          If Changed Since Last Report)

Item 5. OTHER EVENTS

     On October 23, 2002, Newmont Mining Corporation (the "Company") announced that it will correct the accounting treatment for a prepaid forward gold sales contract (the "Prepaid Forward") and a forward gold purchase contract (the "Forward Purchase") that it entered into in July 1999. The correction resulted from a review of the Company's accounting policies conducted by the Company's new independent public accountants, PricewaterhouseCoopers LLP ("PwC"), in preparation for its upcoming annual audit of the Company's 2002 financial statements. PwC was appointed in May 2002 as the Company's independent public accountants replacing Arthur Andersen LLP ("Arthur Andersen"). The Company, in consultation with PwC, concluded that the Prepaid Forward did not meet the technical criteria to be accounted for in the manner reflected in the Company's historical financial statements. As a result, the Company will restate its financial statements beginning with the third quarter of 1999 through the second quarter of 2002.

     Under the Prepaid Forward, the Company agreed to sell 483,333 ounces of gold, to be delivered in June of each of 2005, 2006 and 2007 in annual installments of 161,111 ounces (the "Annual Delivery Requirements"). The Company also agreed under the Prepaid Forward to deliver semi-annually 17,951 ounces of gold, beginning June 2000 through June 2007 (the "Semi-Annual Delivery Requirements") for a total gold delivery obligation over the life of the Prepaid Forward of 752,598 ounces. At the time the Prepaid Forward was entered into, the Company received net proceeds of $137.2 million ($145.0 million of gross proceeds before transaction costs of $653,000 and the purchase of a $7.1 million surety bond to guarantee delivery of the Annual Delivery Requirements). The Company may also be entitled to receive additional proceeds in the future in connection with each annual delivery of 161,111 ounces referred to above, to be determined at each delivery date based on the excess, if any, of the then market price for gold (up to a maximum of $380 per ounce) over $300 per ounce. At the time the Company entered into the Prepaid Forward, it also entered into the Forward Purchase, with the same counterparty, to hedge the price risk with respect to the Semi-Annual Delivery Requirements under the Prepaid Forward. The Forward Purchase provides for semi-annual purchases of 17,951 ounces of gold on each semi-annual delivery date under the Prepaid Forward at prices increasing from $263 per ounce in 2000 to $354 per ounce in 2007. On each semi-annual delivery date, the ounces purchased under the Forward Purchase were delivered in satisfaction of the Company's delivery requirements under the Prepaid Forward.

     The Prepaid Forward and the Forward Purchase were fully described in the notes to the Company's financial statements contained in the Company's quarterly report on Form 10-Q for the second quarter of 1999 and in each subsequent quarterly and annual report filed by the Company with the Securities and Exchange Commission.

     The Company accounted for these transactions by recording the net $137.2 million that it received under the Prepaid Forward as deferred revenue under the long-term liabilities section of its balance sheet to be recognized incrementally as income when the 161,111 ounce annual gold deliveries were made in 2005, 2006 and 2007. On each semi-annual delivery date, the cost of purchasing the Semi-Annual Delivery Requirements under the Forward Purchase was deducted from sales revenue. No revenue, however, was recognized in respect of the Semi-Annual Delivery Requirements that were delivered under the Prepaid Forward. The Company believed that this accounting treatment was appropriate based on its understanding of the accounting literature and advice it received from Arthur Andersen in 1999 that the Prepaid Forward met the criteria to be accounted for as a mineral conveyance similar to a volumetric production payment under SFAS 19.

     As a result of PwC's review of the Company's accounting policies, the Company, in consultation with PwC, concluded that the Prepaid Forward did not meet the technical criteria to be accounted for as a mineral conveyance similar to a volumetric production payment because the Semi-Annual Delivery Requirements are not being satisfied from actual Company production, but instead by ounces purchased by the Company under the Forward Purchase and because the Prepaid Forward and the Forward Purchase were entered into contemporaneously, are with the same counterparty and relate to the same Semi-Annual Delivery Requirements. Accordingly, the Company now believes that the Prepaid Forward and the Forward Purchase should be considered together as a single transaction and, therefore, the Company has determined to account for the Prepaid Forward and the Forward Purchase as a financing. Under a financing accounting model the Prepaid Forward and the Forward Purchase would be accounted for as a single borrowing of $145.0 million in July 1999, with interest accruing, based on an effective interest rate recognized over the full term of the borrowing. As the Annual Delivery Requirements are made under the Prepaid Forward, the Company will recognize a corresponding amount of sales revenue. Any additional proceeds received in connection with the Annual Delivery Requirements will be reflected as additional revenue at the time such proceeds are received.

     As a result of this correction in accounting, the Company estimates that its net loss will be increased by approximately $3.6 million, $1.3 million and $1.1 million for 1999, 2000 and 2001, respectively, and net income for the first half of 2002 will be decreased by $0.5 million, resulting in a $6.5 million reduction in earnings over the three year period. The Company's net loss per share will be increased by $0.02 per share for 1999, $0.01 per share for 2000 and less than one cent per share for 2001, and net income per share will be decreased by less than one cent per share for the first half of 2002. There will be no change in the cash and cash equivalents previously reported by the Company.

     The Company's long-term debt will be increased by $145.0 million ($137.2 million plus transaction costs), at December 31, 1999, 2000, 2001 and June 30, 2002, although its long-term liabilities will be largely unchanged since the $137.2 million of deferred revenue was originally recorded as a long-term liability.

     The correction in accounting will not result in any default under any debt-related covenants contained in any of the Company's credit agreements or other material agreements, and would not have resulted in any such default in any of the relevant periods. Furthermore, over the full term of the transactions, the total cost incurred will be the same under the new accounting treatment as under the accounting treatment that had been used historically. The only difference will be in the recognition of interest expense on an accrual basis over the life of the contract compared to the Company recording a reduction in revenue on a cash basis under its previous accounting model.

     Because Arthur Andersen is unavailable to provide a current audit opinion for the Company's historical financial statements once they are restated, PwC is re-auditing the Company's financial statements for the three years ended December 31, 2001. Based on currently available information, the re-audit is expected to be completed prior to the filing deadline for the Company's quarterly report on Form 10-Q for the third quarter of 2002. Following completion of the re-audit, the Company will file amendments to its annual report on Form 10-K for the year ended 2001 and its quarterly reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2002.

     A copy of the Company's press release announcing the accounting change is filed as an exhibit to this Form 8-K.

Item 7. EXHIBITS

(c)     Exhibits.


Exhibit No.                   Description

99.1                          Press Release dated October 23, 2002.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NEWMONT MINING CORPORATION


DATE:  October 23, 2002           By:  /s/ Bruce D. Hansen
                                       ----------------------------------------
                                        Name:   Bruce D. Hansen
                                        Title:  Senior Vice President and Chief
                                                  Financial Officer

                                  EXHIBIT INDEX


Exhibit No.                   Description

99.1                          Press Release dated October 23, 2002.